Exhibit 10.88

PLEDGOR FEE AND REIMBURSEMENT AGREEMENT

THIS PLEDGOR FEE AND REIMBURSEMENT AGREEMENT (this “Agreement”) is entered into as of this 13th day of August, 2015 between OmniComm Systems, Inc., a Delaware corporation (“OmniComm”), and Cornelis F. Wit, not individually but as trustee under the provisions of a trust agreement dated April 24, 2012, as amended and known as the Cornelis F. Wit Revocable Trust (“Wit”, and his respective executors, heirs, personal and legal representatives, successors, and assigns, collectively referred to herein as “Pledgor”).

WHEREAS, on March 18, 2013, OmniComm entered into a $2,000,000 Promissory Note (“Promissory Note”) for a revolving line of credit with The Northern Trust Company (“Northern Trust”), which Promissory Note was renewed and increased to $4,000,000 on December 18, 2013 and further renewed and increased to $5,000,000 on February 3, 2015 (collectively, the “Line of Credit”); the Line of Credit matures on February 2, 2018 (“Maturity Date”) and carries a variable interest rate based on the prime rate (published in the “Money Rates” table in the Easter Edition of The Wall Street Journal as the prime rate), but in no event less than 2.750% (“Interest”);

WHEREAS, in order to induce Northern Trust to execute the Line of Credit, on March 18, 2013 the Pledgor, not individually but as trustee under the provisions of a trust agreement dated April 24, 2012, as amended and known as the Cornelis F. Wit Revocable Trust (“Trust”) executed and delivered that certain Pledge Agreement and Securities Account Control Agreement, to provide certain collateral, in each case (the “Collateral”), in favor of Northern Trust, to secure the payment obligations of OmniComm pursuant to the Line of Credit, which pledge of Collateral was renewed under a Pledge Agreement and Securities Account Control Agreement dated December 18, 2013, and further renewed under a Pledge Agreement and Securities Account Control Agreement dated February 3, 2015 (collectively the “Pledge Agreement(s)” and “Securities Account Control Agreement(s)”);

WHEREAS, as a material inducement for the Pledgor, who is the Chief Executive Officer and a director of OmniComm, to execute the Pledge Agreements, the Securities Account Control Agreements and provide the Collateral, OmniComm has agreed to pay to the Pledgor a fee and reimburse and indemnify the Pledgor, all as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual: promises and covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Pledgor Fee. In consideration of the execution by the Pledgor of the Pledge Agreements, the Securities Account Control Agreements and provide the Collateral, effective and commencing on March 18, 2013 OmniComm shall pay to the Pledgor 2.0% interest on the required amount of Collateral pledged pursuant to the terms of the Pledge Agreement (the “Pledge Fee”), payable monthly and shall continue to pay for so long as Pledgor shall be subject to any possible claim relating to a Reimbursable Event.

2. Reimbursement. In the event any of the Collateral pursuant to the Pledge Agreement is foreclosed (referred to herein as a “Reimbursable Event”), OmniComm shall reimburse Pledgor for the value of the Collateral foreclosed as provided in Section 3 herein.

3. New Promissory Note. In the event (i) OmniComm does not pay the Pledge Fee to Pledgor pursuant to Section 1 herein, or (ii) a Reimbursable Event occurs, Pledgor and OmniComm agree that OmniComm shall immediately issue a promissory note in favor of Pledgor in the principal amount equal to the value of the Collateral foreclosed and/or the unpaid Pledge Fee, which promissory note shall bear Interest at the then current promissory note rate, and have the same Maturity Date, as provided in the Line of Credit.

Exhibit 10.88

4. Indemnification. OmniComm shall indemnify and hold the Pledgor harmless, to the fullest extent permitted by the law, from and against any and all liability, claims, losses, damages, costs and expenses, including, without limitation, counsel fees and disbursements, incurred by the Pledgor as a direct or indirect result of the transactions contemplated hereby, as soon as practicable but in any event no later than ten days after written demand is presented to OmniComm by the Pledgor. Such indemnification shall include any and all awards, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges, including the claimant’s costs, counsel fees and disbursements, paid or payable in connection with or in respect of such awards, judgments, fines, penalties or amounts paid in settlement) of any such claim.

5. Payments. All payments hereunder to Pledgor shall be made (i) without set-off, deduction or counterclaim of any kind whatsoever, and (ii) free and clear of and without deduction for or on account of any present or future taxes or duties of any nature now or hereafter imposed, unless otherwise required by law.

6. Pledgors’ Remedies. (a) If Pledgor has not been reimbursed or indemnified, Pledgor shall, in addition to any other remedies it may have, be entitled to bring suit against OmniComm. Any action or proceeding arising out of or relating to this Agreement shall be brought in Broward County in the State of Florida and each party agrees to such jurisdiction and venue.

(b) Reimbursement by OmniComm. To the extent Pledgor is successful in such action, OmniComm shall, in addition to any other sums that may be due, pay any and all expenses which are incurred by the Pledgor in connection with such suit against OmniComm, including, but not limited to, the Pledgor’s counsel fees and disbursements.

(c) Non-Exclusive Rights. The reimbursement and indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Pledgor may be entitled under laws in effect now or in the future, or otherwise.

7. Future Pledges; Continuation of Agreement. The parties agree that, in the event Pledgor executes a future pledge agreement(s) and securities account control agreement(s), or pledges any additional collateral, then in each case this Agreement shall apply and govern the terms of reimbursement and indemnification between the parties, and all obligations of OmniComm contained herein shall continue for so long as Pledgor shall be subject to any possible claim relating to a Reimbursable Event.

8. General.

(a) Assignment. This Assignment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective executors, heirs, personal and legal representatives, successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of OmniComm.

(b) No Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(c) Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Exhibit 10.88

(d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed in such state, but excluding any conflicts-of-law rule or principle which might refer such governance, construction or enforcement to the laws of another state or country.

(e) Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier for delivery on the next business day), or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case to the party at their most recent principal business or residence address noted in OmniComm’s books and records for the subject party. The term “business day,” as used herein, shall mean any day on which banks are not required or authorized to close in Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

OmniComm Systems, Inc.

By	/s/ Thomas E. Vickers

Name:	Thomas E. Vickers

Title:	Chief Financial Officer

Pledgor

/s/ Cornelis F. Wit
Cornelis F. Wit, not individually but as trustee under the provisions of a trust agreement dated April 24, 2012, as amended and known as the Cornelis F. Wit Revocable Trust

Signature Page to Pledgor Fee and Reimbursement Agreement